                     FIRST AMENDED AND RESTATED CREDIT AGREEMENT


                                       Between


                    U. S. BANK OF WASHINGTON, NATIONAL ASSOCIATION


                                         and


                                    PACER/CATS/CCS





                              Dated as of July 31, 1996

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                                  TABLE OF CONTENTS


    ARTICLE I.  DEFINITIONS.................................................  1
        1.1  Terms Defined..................................................  1
        1.2  Accounting Terms...............................................  7
        1.3  Rules of Construction..........................................  7
        1.4  Incorporation of Recitals and Exhibits.........................  7

    ARTICLE II.  THE LOAN...................................................  7
        2.1  Loan Commitment................................................  7
        2.2  Use of Proceeds................................................  8
        2.3  Note...........................................................  8
        2.4  Interest Rates.................................................  8
        2.5  Basis for Determining Interest Rate Inadequate or Illegal......  9
        2.6  Interest Cost..................................................  9
        2.7  Repayment...................................................... 10
        2.8  Fundings....................................................... 11
        2.9  Loan Fee....................................................... 11
        2.10 Letters of Credit.............................................. 11

    ARTICLE III.  GENERAL PROVISIONS APPLICABLE TO THE LOAN................. 13
        3.1  Manner of Payment.............................................. 13
        3.2  Statements..................................................... 13
        3.3  Book Entry Loan Account........................................ 13
        3.4  Computations of Interest....................................... 13
        3.5  Default Interest............................................... 13
        3.6  Maximum Interest Rate.......................................... 14
        3.7  Late Charge.................................................... 14
        3.8  Prepayments.................................................... 14
        3.9  Other Loan Documents........................................... 14
        3.10 Termination of Keep-Well Agreement............................. 14
        3.11 Extensions, Renewals, and Modifications........................ 14

    ARTICLE IV.  CONDITIONS PRECEDENT FOR FUNDINGS UNDER THE LOAN........... 15
        4.1  Conditions Precedent for Initial Funding....................... 15
        4.2  Conditions Precedent to Each Subsequent Funding................ 17

    ARTICLE V.  AFFIRMATIVE COVENANTS....................................... 17
        5.1  Financial Data................................................. 18
        5.2  Licenses and Permits........................................... 19
        5.3  Maintenance of Properties...................................... 19


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        5.4  Payment of Charges............................................. 19
        5.5  Insurance...................................................... 20
        5.6  Maintenance of Records......................................... 20
        5.7  Inspection..................................................... 20
        5.8  Hazardous Substances........................................... 20
        5.9  Existence...................................................... 21
        5.10 Exchange of Note............................................... 22
        5.11 Maintenance of Liens........................................... 22
        5.12 Other Agreements............................................... 22
        5.13 After-Acquired Collateral...................................... 22
        5.14 Further Assurances............................................. 22
        5.15 Maintenance of Bank Accounts................................... 22

    ARTICLE VI.  NEGATIVE COVENANTS......................................... 23
        6.1  Dividends and Distributions.................................... 23
        6.2  Transactions with Affiliates................................... 23
        6.3  Other Indebtedness............................................. 23
        6.4  Leases and Leasebacks.......................................... 24
        6.5  Liens.......................................................... 24
        6.6  Advances and Loans............................................. 24
        6.7  Investments.................................................... 25
        6.8  Consolidation, Merger, and Sale of Assets...................... 25
        6.9  Subsidiaries................................................... 25
        6.10 Type of Business............................................... 25
        6.11 Change of Chief Executive Office or Name....................... 25
        6.12 Change in Documents............................................ 26
        6.13 Control........................................................ 26
        6.14 Pension Plan................................................... 26
        6.15 Tangible Net Worth............................................. 26
        6.16 Interest Coverage Ratio........................................ 26
        6.17 Current Ratio.................................................. 27
        6.18 Working Capital................................................ 27

    ARTICLE VII.  REPRESENTATIONS AND WARRANTIES............................ 27
        7.1  Status......................................................... 27
        7.2  Power and Authority............................................ 28
        7.3  No Violation of Agreements..................................... 28
        7.4  Recording and Enforceability................................... 28
        7.5  Litigation..................................................... 28
        7.6  Good Title to Properties....................................... 29
        7.7  Licenses and Permits........................................... 29
        7.8  Properties in Good Condition................................... 29


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        7.9  Outstanding Indebtedness....................................... 29
        7.10 Taxes.......................................................... 29
        7.11 License Fees................................................... 29
        7.12 Trademarks, Patents, Etc....................................... 29
        7.13 Disclosure..................................................... 30
        7.14 Regulations U and X............................................ 30
        7.15 Names.......................................................... 30
        7.16 Condition of Property.......................................... 30
        7.17 Pension Plans.................................................. 30

    ARTICLE VIII.  EVENTS OF DEFAULT; REMEDIES.............................. 31
        8.1  Events of Default.............................................. 31
        8.2  Acceleration; Remedies......................................... 33

    ARTICLE IX.  MISCELLANEOUS.............................................. 33
        9.1  Notices........................................................ 33
        9.2  Payment of Expenses............................................ 34
        9.3  Setoff......................................................... 35
        9.4  Fees and Commissions........................................... 35
        9.5  No Waiver...................................................... 35
        9.6  Entire Agreement and Amendments................................ 35
        9.7  Benefit of Agreement........................................... 36
        9.8  Severability................................................... 36
        9.9  Descriptive Headings........................................... 36
        9.10 Governing Law.................................................. 36
        9.11 Consent to Jurisdiction, Service, and Venue.................... 36
        9.12 Arbitration.................................................... 36
        9.13 Counterparts................................................... 37
        9.14 Statutory Notice............................................... 37


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                                       EXHIBITS



Exhibit A     --   Note, Section 2.3

Exhibit B     --   Security Agreement, Section 3.9(a)

Exhibit C     --   Pledge Agreement, Section 4.1(b)

Exhibit D     --   Assignment of Equity Interest, Section 4.1(c)

Exhibit E     --   Interest Keep-Well Agreement, Section 4.1(e)

Exhibit F-1
  and F-2     --   Subordination Agreement, Section 4.1(f)

Exhibit G     --   Opinion of Counsel, Section 4.1(g)

Exhibit H-1   --   Resolution of Joint Venture Partners of Borrower, Section
                   4.1(j)(ii)

Exhibit H-2   --   Resolution of Directors of Ticketmaster Cinema Group, Ltd.,
                   Section 4.1(j)(iii)

Exhibit H-3   --   Resolution of Directors of CAC, Section 4.1(j)(iii)

Exhibit H-4   --   Resolution of Directors of Ticketmaster and Incumbency
                   Certificate, Section 4.1(j)(iv)

Exhibit I     --   Existing Liens, Section 6.5

Exhibit J     --   Schedule of Trademarks, Patents, Etc., Section 7.12

                     FIRST AMENDED AND RESTATED CREDIT AGREEMENT


         This first amended and restated credit agreement is made and entered into as of the 31st day of July, 1996, by and between U. S. BANK OF WASHINGTON, NATIONAL ASSOCIATION, a national banking association ("U. S. Bank") and PACER/CATS/CCS, a Delaware joint venture ("Borrower"). Words and phrases with initial capitalized letters have the meanings assigned in Article I of this Agreement.


                                  R E C I T A L S :

         A. U. S. Bank is a national banking association with its principal place of business in Seattle, Washington. Borrower is a joint venture formed and existing under the laws of the state of Delaware and is engaged in the design, manufacture, and installation of on-site ticketing and point-of-sale equipment for general or reserve admission ticket users and related businesses.

         B. On or about April 15, 1994, U. S. Bank and Borrower entered into that certain credit agreement, pursuant to which U. S. Bank agreed to extend certain credit facilities to Borrower. The credit agreement entered into between
U. S. Bank and Borrower has been amended by a total six amendments, which together with the credit agreement described in this RECITAL B, shall hereinafter be referred to as the "Original Agreement."

         C. U. S. Bank and Borrower now desire to amend and restate the Original Agreement in its entirety.


         NOW, THEREFORE, in consideration of the mutual covenants and conditions set forth herein, the parties agree as follows:


                               ARTICLE I.  DEFINITIONS

         1.1 TERMS DEFINED. As used herein, the following terms have the meanings set forth below:

         "Affiliate" means a Person that now or hereafter, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with Borrower. A Person shall be deemed to control a corporation or partnership if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management of such corporation or partnership, whether through the ownership of voting securities, by contract, or otherwise.

         "Agreement" means this first amended and restated credit agreement and includes all modifications of this Agreement.

         "Applicable Law" means all applicable provisions and requirements of all (a) constitutions, statutes, ordinances, rules, regulations, standards, orders, and directives of any Governmental Bodies, (b) Governmental Approvals, and (c) orders, decisions, decrees, judgments, injunctions, and writs of all courts, whether such Applicable Laws presently exist, or are modified, promulgated, or implemented after the date hereof.

         "Borrower" means Pacer/CATS/CCS, a Delaware joint venture, and its successors, formerly known as Pacer/CATS/CCS -- a Wembley Ticketmaster Joint Venture.

         "Borrowing Notice" has the meaning set forth in SECTION 2.6(A) herein.

         "Business Day" means any day except a Saturday, Sunday, or other day on which national banks in the state of Washington are authorized or required by law to close.

         "CAC" means Cinema Acquisition Corporation, a Delaware corporation, and its successors and assigns.

         "Capital Expenditures" means the aggregate amount of Consolidated capital expenditures as determined in accordance with generally accepted accounting principles, including leases that are or should be capitalized pursuant to generally accepted accounting principles.

         "Cash Flow" means, for the relevant period, Borrower's Consolidated net income (before taxes), subject to the following adjustments:

         (a) There shall be added to net income: (i) charges against income consisting of depreciation of real and personal property, amortization, write-off of goodwill, and other intangibles, (ii) interest expense, and (iv) increases in the outstanding principal amount of Subordinated Debt; and

         (b) There shall be deducted from net income: (i) revenues derived from sources other than continuing operations, such as net gains from sales of capital assets, collection of proceeds of life insurance policies, write-up of assets, or gains from the sale, acquisition, or retirement of securities,
(ii) cash paid by Borrower and the Computel Companies during the relevant period for Capital Expenditures, which cash does not constitute proceeds of loans made to Borrower, and (iii) dividends and distributions paid to Borrower's joint venture partners.

         (c) "Cash Flow" shall not include amounts collected by Borrower or the Computel Companies that constitute Client Accounts.

         "Claims" has the meaning set forth in SECTION 9.12 herein.

         "Client Accounts" means Consolidated amounts held by Borrower for the account of vendors of tickets and merchandise.

         "Collateral" means all the property, real or personal, tangible or intangible, now owned or hereafter acquired, in which U. S. Bank has been or is to be granted a security interest by Borrower or any other Person, to secure the Indebtedness of Borrower to U. S. Bank.

         "Computel Companies" means CCS-Computel Computer Systeme GmbH and all of its subsidiaries, together with all successors of any of the foregoing.

         "Consolidated" means the consolidated financial figures of Borrower, the Computel Companies, and any other Persons wholly owned by Borrower, calculated in United States currency.

         "Current Ratio" means the ratio of Borrower's Consolidated current assets to Borrower's Consolidated current liabilities (excluding an amount equal to one-half of deferred revenue).

         "Default" means any condition or event that constitutes an Event of Default or with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

         "Event of Default" has the meaning set forth in SECTION 8.1 herein.

         "Excess Cash Flow" means, for the relevant period, Cash Flow, less increases in the outstanding principal amount of Subordinated Debt, plus (a) cash paid by Borrower and the Computel Companies for Capital Expenditures, which cash does not constitute proceeds of loans made to Borrower and (b) dividends and distributions paid to Borrower's joint venture partners.

         "Funding" means any disbursement of the proceeds of the Loan or the issuance or renewal of any Letter of Credit.

         "Governmental Approval" means any authorization, consent, approval, certificate of compliance, license, permit, or exemption from, registration or filing with, any Governmental Body required by Applicable Law.

         "Governmental Body" means the government of the United States, any state or any foreign country, or any governmental or regulatory official, body, department, bureau, subdivision, agency, commission, court, or authority, or any instrumentality thereof, whether federal, state, or local.

         "Hazardous Materials" means oil or petrochemical products, PCB's, asbestos, urea formaldehyde, flammable explosives, radioactive materials, hazardous wastes, toxic substances, or related materials including but not limited to substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," or "toxic substances" under any Hazardous Materials Laws.

         "Hazardous Materials Claims" means (a) enforcement, cleanup, removal, or other regulatory actions instituted, completed, or threatened by any Governmental Body pursuant to any applicable Hazardous Materials Laws; and
(b) claims made or threatened by any third party against Borrower or its property relating to damage, contribution, cost recovery, compensation, loss, or injury resulting from Hazardous Materials.

         "Hazardous Materials Laws" means all Applicable Laws pertaining to Hazardous Materials.

         "IBOR Rate" means for any Interest Period, the rate per annum equal to the arithmetic average (rounded upward to the nearest 1/16 of 1 percent) of the rates per annum determined by U. S. Bank as of the times specified in a Borrowing Notice on the date two Business Days prior to the first day of the applicable Interest Period as the rates offered to U. S. Bank by three Eurodollar money market dealers in such Eurodollar market as may be selected by
U. S. Bank for U.S. dollar deposits to be delivered on the first day of such Interest Period for the number of months therein; PROVIDED, however, that
U. S. Bank's IBOR Rate shall be adjusted to take into account the maximum reserves required to be maintained for Eurocurrency liabilities by banks during each such Interest Period as specified in Regulation D of the Board of Governors of the Federal Reserve System or any successor regulation.

         "IBOR Rate Borrowing" means any portion of the Loan with respect to which Borrower has elected a rate based upon the IBOR Rate to apply. The minimum amount of each IBOR Rate Borrowing shall be $1,000,000 and shall be in integrals of $10,000 in excess of $1,000,000.

         "Indebtedness" means all items that in accordance with generally accepted accounting principles would be included in determining total liabilities as shown on the liabilities side of the balance sheet as of the date that "Indebtedness" is to be determined and in any event includes liabilities secured by any mortgage, deed of trust, pledge, lien, or security interest on property owned or acquired, whether or not such a liability has been assumed. The term "Indebtedness" shall not include any liability of Borrower resulting directly from Client Accounts.

         "Interest Coverage Ratio" means the ratio of Cash Flow to the sum of
(a) interest expense on Borrower's Indebtedness to U. S. Bank during the relevant period and (b) the amount of interest on the Subordinated Debt paid by Borrower during the relevant period (if any).

         "Interest Keep-Well Agreement" has the meaning set forth in
SECTION 4.1 (E) herein and includes all modifications thereof.

         "Interest Period" means as to any IBOR Rate Borrowing, a period of one, three, or six months commencing on the date the IBOR Borrowing Rate becomes applicable thereto; PROVIDED however, that: (a) no Interest Period shall be selected which would extend beyond the maturity date of the Loan; (b) any Interest Period that would otherwise expire on a day that is not a Business Day shall be extended to the next succeeding Business Day, unless the result of such extension would be to extend such Interest Period into another calendar month, in which event the Interest Period shall end on the immediately preceding Business Day; and (c) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

         "Letters of Credit" has the meaning set forth in SECTION 2.10 herein and includes all renewals, replacements, and amendments thereof.

         "Loan" has the meaning set forth in SECTION 2.1 herein and includes all renewals of and amendments to the Loan.

         "Loan Documents" means this Agreement, the Note, the Security Agreement, the Interest Keep-Well Agreement, the Subordination Agreement, Pledge Agreement, together with all other agreements, instruments, and documents arising out of or relating to this Agreement or the Loan, and includes all replacements, renewals and amendments thereof.

         "Nonrevolving Period" has the meaning set forth in SECTION 2.1(B) herein.

         "Note" has the meaning set forth in SECTION 2.3 herein and includes all renewals and replacements of and amendments to the Note.

         "Original Agreement" has the meaning set forth in RECITAL B herein.

         "Permitted Liens" has the meaning set forth in SECTION 6.5 herein.

         "Person" means any individual, partnership, joint venture, limited liability company, limited liability partnership, firm, corporation, association, trust, or other enterprise or any Governmental Body.

         "Plan" means an employee pension benefit plan that is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code of 1986 and is either (a) maintained by Borrower or any Affiliate for employees of Borrower or any Affiliate or (b) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which Borrower or any Affiliate is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

         "Pledge Agreement" has the meaning set forth in SECTION 4.1(b) herein and includes all amendments to the Pledge Agreement.

         "Prime Rate" means that rate of interest announced by U. S. Bank from time to time as its prime rate. The Prime Rate is not the lowest rate of interest charged by U. S. Bank to any classification of U. S. Bank customers. For purposes of this Agreement, each time the Prime Rate changes, a contemporaneous change shall occur in the interest rate charged to Borrower on any loan then bearing interest at a rate indexed to the Prime Rate, effective upon the announcement or publication of any such change in rate. U. S. Bank shall not be obligated to notify Borrower of any change in the Prime Rate; however, the Prime Rate is available upon inquiry of U. S. Bank.

         "Prime Rate Borrowing" means any portion of the Loan that, pursuant to the terms of this Agreement, bears interest indexed to the Prime Rate.

         "Revolving Period" has the meaning set forth in SECTION 2.1(c) herein.

         "Security Agreement" has the meaning set forth in SECTION 3.9(a) herein and includes all amendments to the Security Agreement.

         "Subordination Agreement" has the meaning set forth in SECTION 4.1(f) herein and includes all amendments to the Subordination Agreement.

         "Subordination Debt" means the Indebtedness of Borrower that is subordinated to the prior payment in full of the Indebtedness of Borrower to
U. S. Bank pursuant to the Subordination Agreement.

         "Tangible Net Worth" means Borrower's Consolidated net worth determined in accordance with generally accepted accounting principles, less
(a) the amount of all deferred charges; (b) all intangible assets including but not limited to goodwill, licenses, franchises, trademarks, trade names, service marks, patents, and copyrights; (c) unamortized debt discount and expense;
(d) the cost of capital stock of an Affiliate; (e) any Indebtedness owing to Borrower by an Affiliate thereof, unless such Indebtedness arose in connection with the sale or lease of goods or property in the ordinary course of business or the performance of services in the ordinary course of business and would otherwise constitute current assets in accordance with generally accepted accounting principles; and (f) the amount of any write-up in book value of the assets of Borrower resulting from any revaluation of assets.

         "Ticketmaster" means Ticketmaster Corporation, an Illinois corporation and its successors.

         "U. S. Bank" means U. S. Bank of Washington, National Association, a national banking association, and its successors and assigns.

         "Working Capital" means Borrower's Consolidated current assets, less Borrower's Consolidated current liabilities (excluding an amount equal to one-half of deferred revenue).

         1.2 ACCOUNTING TERMS. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with generally accepted accounting principles consistently applied.

         1.3 RULES OF CONSTRUCTION. Unless the context otherwise requires, the following rules of construction apply to the Loan Documents:

         (a) Words in the singular include the plural and in the plural include the singular.

         (b) Provisions of the Loan Documents apply to successive events and transactions.

         (c) In the event of any inconsistency between the provisions of this Agreement and the provisions of any of the other Loan Documents, the provisions of this Agreement govern.

         1.4 INCORPORATION OF RECITALS AND EXHIBITS. The foregoing recitals are incorporated into this Agreement by reference. All references to "Exhibits" contained herein are references to exhibits attached hereto, the terms and conditions of which are made a part hereof for all purposes.


                                ARTICLE II.  THE LOAN

         2.1  LOAN COMMITMENT.

         (a) Subject to and upon the terms and conditions set forth herein and in reliance upon the representations, warranties, and covenants of Borrower contained herein or made pursuant hereto, U. S. Bank will lend to Borrower $7,500,000 (the "Loan"). The Loan is a consolidation and renewal of the revolving loan and the term loan extended to Borrower pursuant to the terms of the Original Agreement.

         (b) From the date of this Agreement until the date that the outstanding principal balance of the Loan (together with the outstanding amount of any Letters of Credit) is less than or equal to $6,000,000 (the "Nonrevolving Period"), Borrower shall not be entitled to any advances of principal other than the initial Funding in the amount of $7,500,000. Notwithstanding the foregoing,
U. S. Bank will issue Letters of Credit during the Nonrevolving Period in accordance with the provisions of SECTION 2.10 herein.

         (c) Subject to and upon the terms and conditions set forth herein and in reliance upon the representations, warranties, and covenants of Borrower contained herein or made pursuant hereto, during the period commencing with the expiration of the Nonrevolving Period and continuing through June 30, 1999 (the "Revolving Period"), U. S. Bank will make Fundings to Borrower from time to time on a revolving credit basis. At no time during the Revolving Period shall the outstanding principal balance of the Loan plus the outstanding amount of Letters of Credit exceed an amount equal to $6,000,000 less the aggregate amount of required principal reduction payments provided for in SECTION 2.7 herein after the expiration of the Nonrevolving Period.

         2.2 USE OF PROCEEDS. The initial Funding under the Loan shall be used by Borrower to consolidate and renew the revolving loan and the term loan extended to Borrower pursuant to the terms of the Original Agreement. Subsequent Fundings under the Loan shall be used by Borrower for operating cash and for the issuance of Letters of Credit.

         2.3 NOTE. The Loan shall be evidenced by a promissory note in the form attached hereto as EXHIBIT A (the "Note").

         2.4  INTEREST RATES.

         (a) Except as provided in SECTION 2.4(b) or 3.5 herein, the outstanding principal balance of the Loan shall bear interest at a rate equal the Prime Rate plus .25 percent per annum.

         (b) Commencing on July 1, 1998, Borrower shall have the option, upon delivering to U. S. Bank a Borrowing Notice two Business Days in advance, to convert the interest rate on all or a portion of the Loan to a rate equal to the IBOR Rate plus 225 basis points per annum for an Interest Rate Period elected by Borrower in such Borrowing Notice, provided that there shall exist no Default or Event of Default on the date U. S. Bank receives the Borrowing Notice for an interest rate conversion under the Loan.

         2.5  BASIS FOR DETERMINING INTEREST RATE INADEQUATE OR ILLEGAL.

         (a) U. S. Bank's obligation to maintain a rate based upon the IBOR Rate for the Loan shall be suspended upon U. S. Bank's giving notice to Borrower that it shall be against Applicable Law or impossible for U. S. Bank to maintain a rate based upon the IBOR Rate for the Loan until U. S. Bank notifies Borrower that the circumstances giving rise to the suspension no longer exist.

         (b) After the date of this Agreement, if adoption of any Applicable Law or any change therein or any change in the interpretation or administration thereof by any Governmental Body, central bank, or comparable agency charged with the interpretation or administration thereof, or if compliance by
U. S. Bank with any request or directive (whether or not having the force of Applicable Law) of any such Governmental Body, central bank, or comparable agency makes it against Applicable Law or impossible for U. S. Bank to maintain the Loan at a rate based upon the IBOR Rate, U. S. Bank shall promptly give notice thereof to Borrower.

         (c) Upon notice to Borrower provided for in SECTION 2.5(a) or (b) herein, all IBOR Rate Borrowings shall automatically convert to Prime Rate Borrowings.

         (d) If U. S. Bank notifies Borrower that the circumstances giving rise to the suspension of rates based upon the IBOR Rate no longer apply, then the interest rate options set forth in SECTION 2.4 shall again be effective on the date U. S. Bank provides such notice to Borrower. U. S. Bank shall promptly notify Borrower in writing if and when IBOR Rate Borrowings are available again.

         2.6 INTEREST COST. If the revision of Regulation D announced by the Board of Governors of the Federal Reserve Board, or if the adoption of any Applicable Law or any change therein or any change in the interpretation or administration thereof by any Governmental Body, central bank, or comparable agency charged with the interpretation or administration thereof, or if compliance by U. S. Bank with any request or directive (whether or not having the force of Applicable Law) of any such Governmental Body, central bank, or comparable agency:

         (a) Shall subject U. S. Bank to any tax, duty, or other charge resulting from all or any portion of the Loan bearing interest at a rate based upon the IBOR Rate, or shall change the basis of taxation of payments to
U. S. Bank of the principal of or interest on the Loan, or any portion thereof, with interest accruing at a rate based upon the IBOR Rate or any other amount due under this Agreement with regard to the Loan with interest bearing at a rate based upon the IBOR Rate (except for changes in the rate of tax on the overall net income of U. S. Bank imposed by the jurisdiction in which U. S. Bank's principal executive office lies); or

         (b) Shall impose or modify any reserve (including but not limited to any reserve imposed by the Board of Governors of the Federal Reserve System), special deposit, or similar requirement against assets of, deposits with, or for the account of, or credit extended by U. S. Bank or shall impose on U. S. Bank any other condition affecting the IBOR Rate Borrowings under the Loan;

and the result of any of the foregoing is to increase the cost to U. S. Bank of maintaining the IBOR Rate Borrowings or to reduce the return of U. S. Bank under this Agreement; then, within two Business Days of the date U. S. Bank provides Borrower with notice of such event, Borrower may prepay any outstanding IBOR Rate Borrowings. In the event Borrower does not prepay existing IBOR Rate Borrowings within such two Business Days, then, from time to time, within ten days after demand by U. S. Bank, Borrower shall pay to U. S. Bank such additional amount or amounts as will compensate U. S. Bank for such increasing cost or reduction in return.

         2.7  REPAYMENT.

         (a) Commencing on the last day of the month in which the initial Funding under the Loan is made and on the last day of each month thereafter, Borrower shall pay U. S. Bank an amount equal to all accrued interest on the Loan.

         (b) On the last day of each month during the period beginning July 1, 1997, and continuing through December 31, 1997, Borrower shall make principal reduction payments to U. S. Bank each in an amount equal to the lesser of:

              (i)  $107,166; or

              (ii) an amount calculated as follows:

    ((ECF - 2,000,000) DIVIDED BY 2) DIVIDED BY 6 = Monthly Payment Amount

    ECF = Excess Cash Flow from April 1, 1996 through June 30, 1997.

         (c) On the last day of each month during the period beginning January 1, 1998, and continuing through June 30, 1998, Borrower shall make principal reduction payments to U. S. Bank each in an amount equal to the lesser of:

              (i)  $107,166; or

              (ii) an amount calculated as follows:

    ((ECF - 1,000,000) DIVIDED BY 2) DIVIDED BY 6 = Monthly Payment Amount

    ECF = Excess Cash Flow from July 1, 1997 through December 31, 1997.

         (d) On the last day of each month during the period beginning July 1, 1998, and continuing through June 30, 1999, Borrower shall make principal reduction payments to U. S. Bank each in the amount of $107,166.

         (e) Borrower shall pay U. S. Bank all outstanding principal, accrued interest, and other charges with respect to the Loan on June 30, 1999.

         2.8  FUNDINGS.

         (a) U. S. Bank is hereby authorized by Borrower to make Fundings under the Loan upon receipt for each Funding of a written request therefor (including written requests communicated by facsimile) ("Borrowing Notice") from Fredric D. Rosen, Peter B. Knepper, or any successor to Mr. Knepper's position as chief financial officer of Borrower, each of whom is authorized to request Fundings and direct the disposition of any such Fundings until written notice by Borrower of the revocation of such authority is received by U. S. Bank. Any such Funding shall be conclusively presumed to have been made to or for the benefit of Borrower when made in accordance with such a request and direction for disposition or when such Funding is deposited to the credit of the account of Borrower with U. S. Bank or is transmitted to any other bank with directions to credit the same to the account of Borrower at such bank, regardless of whether persons other than those authorized hereunder to make requests for Fundings have authority to draw against any such account.

         (b) Borrower acknowledges that U. S. Bank cannot effectively determine whether a particular request for a Funding is valid, authorized, or authentic. It is nevertheless important to Borrower that it has the privilege of making requests for Fundings in accordance with SECTION 2.6(a) hereof. Therefore, to induce U. S. Bank to lend funds in response to such requests and in consideration for U. S. Bank's agreement to receive and consider such requests, Borrower assumes all risk of the validity, authenticity, and authorization of such requests, whether or not the individual making such requests has authority to request Fundings and whether or not the aggregate sum owing exceeds the maximum principal amount referred to above. U. S. Bank shall not be responsible under principles of contract, tort (other than U. S. Bank's gross negligence), or otherwise for the amount of an unauthorized or invalid Funding; rather, Borrower agrees to repay any sums with interest as provided herein.

         2.9 LOAN FEE. Concurrently with the execution of this Agreement, Borrower shall pay U. S. Bank a nonrefundable fee for the Loan in the amount of $37,500, less any portion of such fee previously paid by Borrower.

         2.10 LETTERS OF CREDIT.

         (a) Subject to and upon the terms and conditions set forth herein and in reliance upon the representations, warranties, and covenants of Borrower contained herein or made pursuant hereto, U. S. Bank will issue standby and commercial letters of credit in an aggregate amount not to exceed $200,000 at any one time outstanding (the "Letters of Credit") for the benefit of Borrower in forms acceptable to U. S. Bank from time to time and for the period ending on June 30, 1999. The expiration date of any Letter of Credit shall not extend beyond September 30, 1999. The maximum aggregate amount of outstanding Letters of Credit plus the aggregate outstanding amount of principal on the Loan shall not exceed, at any one time, an amount equal to the initial principal amount of the Loan less the aggregate amount of principal reduction payments required pursuant to SECTION 2.7 herein.

         (b) Borrower shall pay to U. S. Bank a fee for the issuance of each Letter of Credit in an amount equal to U. S. Bank's customary fees and handling charges.

         (c) Any draws on Letters of Credit issued by U. S. Bank pursuant to the terms of this Agreement shall be paid by Borrower immediately upon receipt of notice from U. S. Bank of such draw. So long as Borrower meets the conditions to Fundings under the Loan, draws on Letters of Credit may be paid from Fundings under the Loan during the Revolving Period. In the event Borrower fails to make such immediate repayment, U. S. Bank shall be authorized to consider any such draws as Fundings under the Loan. In the event Borrower is in Default under the terms of this Agreement on the date of any such draw, such draw will nevertheless constitute a Funding on the Loan and shall not constitute a waiver of any of U. S. Bank's rights hereunder or under any of the other Loan Documents. In the event that any Letters of Credit are outstanding upon the expiration of the Loan, Borrower shall, upon U. S. Bank's request, deposit with
U. S. Bank in a special demand deposit account set up by Borrower, an amount of cash necessary to cover all outstanding Letters of Credit. Borrower hereby grants U. S. Bank a security interest in any such demand deposit account and gives U. S. Bank the authority to debit such account upon a draw on outstanding Letters of Credit in an amount equal to the amount paid by U. S. Bank to the beneficiaries of such Letters of Credit. In the event Borrower does not establish such an account, or in the event the amount of funds in such account are insufficient to satisfy the obligations of U. S. Bank under all outstanding Letters of Credit, then all payments made by
U. S. Bank under such Letters of Credit shall automatically constitute Fundings under the Loan, notwithstanding the fact that the Loan has expired. U. S. Bank shall maintain possession of the Note until all Letters of Credit have either expired, been canceled, or been paid by U. S. Bank and U. S. Bank has been reimbursed in full.

         (d) Borrower's obligation to reimburse U. S. Bank for all draws on Letters of Credit issued pursuant to the provisions of this Agreement shall be secured by all of U. S. Bank's security interests in the Collateral, which security interests shall survive and continue in full force and effect until all Letters of Credit have expired and all reimbursement obligations of Borrower with respect to all Letters of Credit have been satisfied in full.


               ARTICLE III.  GENERAL PROVISIONS APPLICABLE TO THE LOAN

         3.1 MANNER OF PAYMENT. All sums payable to U. S. Bank pursuant to this Agreement shall be paid directly to U. S. Bank in immediately available United States funds. Whenever any payment to be made hereunder or on any of the Note becomes due and payable on a day that is not a Business Day, such payment may be made on the next succeeding Business Day and such extension of time shall in such case be included in computing interest on such payment.

         3.2 STATEMENTS. U. S. Bank shall send Borrower statements of all amounts due hereunder; the statements shall be considered correct and presumptively correct, absent manifest error, on Borrower unless Borrower notifies U. S. Bank to the contrary within 30 days of receipt of any statement that Borrower claims to be incorrect. Borrower agrees that accounting entries made by U. S. Bank with respect to Borrower's loan accounts shall constitute evidence of all Fundings made under and payments made on the Loan. Without limiting the methods by which U. S. Bank may otherwise be entitled by Applicable Law to make demand for payment of the Loan upon Borrower, Borrower agrees that any statement, invoice, or payment notice from U. S. Bank to Borrower with respect to any principal or interest obligation of Borrower to U. S. Bank shall be deemed to be a demand for payment in accordance with the terms of such statement, invoice, or payment notice. Under no circumstances shall a demand by
U. S. Bank for partial payment of principal or interest or both be construed as a waiver by U. S. Bank of its right thereafter to demand and receive payment (in part or in full) of any remaining principal or interest obligation.

         3.3 BOOK ENTRY LOAN ACCOUNT. U. S. Bank shall establish a book entry loan account for the Loan in which U. S. Bank will make debit entries of all Fundings pursuant to the terms of this Agreement. U. S. Bank will also record in the applicable loan account, in accordance with customary banking practices, all interest and other charges, expenses, and other items properly chargeable to Borrower, if any, together with all payments made by Borrower on account of the Indebtedness evidenced by Borrower's respective loan accounts and all other sums credited to the respective loan accounts. The debit balance of Borrower's respective loan accounts shall reflect the amount of Borrower's Indebtedness to U. S. Bank from time to time by reason of advances, charges, payments, or credits.

         3.4 COMPUTATIONS OF INTEREST. All computations of interest shall be based on a 360-day year for the actual number of days elapsed.

         3.5 DEFAULT INTEREST. Upon the occurrence and during the continuance of any Event of Default, U. S. Bank may, at its option, raise the interest rate charged on the Loan to a rate of up to the applicable Note rate plus 2.5 percent per annum from the date of the occurrence of the Event of Default until the Event of Default is cured or waived by U. S. Bank or, absent cure or waiver, until the Loan is repaid in full.

         3.6 MAXIMUM INTEREST RATE. Notwithstanding any provision contained herein or in the Note, the total liability of Borrower for payment of interest pursuant hereto, including late charges, shall not exceed the maximum amount of interest permitted by Applicable Law to be charged, collected, or received from Borrower; and if any payments by Borrower include interest in excess of that maximum amount, U. S. Bank shall apply the excess first to reduce the unpaid balance of the Loan, then to reduce the balance of any other Indebtedness of Borrower to U. S. Bank. If there is no such Indebtedness, the excess shall be promptly returned to Borrower.

         3.7 LATE CHARGE. If any payment of principal or interest required under the Loan is 15 days or more past due, Borrower will be charged a late charge of 5 percent of the delinquent payment or $5, whichever is greater, subject to a maximum late charge of $100 for each such late payment. The 15 day period provided for herein shall not be construed as a waiver of any Default or Event of Default resulting from any late payment under the Loan.

         3.8 PREPAYMENTS. All prepayments of all or any portion of the Loan shall not be subject to a prepayment charge. All prepayments shall be applied to the Loan being prepaid in the inverse order of maturity. Borrower shall not prepay any IBOR Rate Borrowings.

         3.9 OTHER LOAN DOCUMENTS. Borrower and U. S. Bank acknowledge and agree that the Loan Documents executed in connection with or pursuant to the Original Agreement shall remain in full force and effect and, to the extent any Loan Documents created, perfected, or evidenced U. S. Bank's security interest in the Collateral, they shall continue to secure payment and performance of the Loan and all other Indebtedness of Borrower to U. S. Bank. Without limiting the foregoing or the scope of the parties' ratification, the following Loan Documents are hereby expressly ratified and reaffirmed by Borrower and U. S. Bank:

         (a) Pledge and security agreement dated April 15, 1994, and executed by Borrower for the benefit of U. S. Bank, a copy of which is attached to this Agreement as EXHIBIT B ("Security Agreement"); and

         (b) UCC financing statements for the states of Washington, California, Colorado, and Delaware executed by Borrower for the benefit of
U. S. Bank.

         3.10 TERMINATION OF KEEP-WELL AGREEMENT. Upon satisfaction of the conditions precedent set forth in SECTION 4.1 herein, that certain keep-well agreement dated as of April 15, 1994, and entered into among Ticketmaster, Ticketmaster Cinema Group, Ltd., and U. S. Bank shall be deemed terminated.

         3.11 EXTENSIONS, RENEWALS, AND MODIFICATIONS. Any extensions, renewals, and modifications of the Loan shall be governed by the terms and conditions of this Agreement and the other Loan Documents unless otherwise agreed to in writing by U. S. Bank and Borrower.


            ARTICLE IV.  CONDITIONS PRECEDENT FOR FUNDINGS UNDER THE LOAN

         4.1 CONDITIONS PRECEDENT FOR INITIAL FUNDING. This Agreement shall not be effective unless or until the following conditions have been fulfilled to the satisfaction of U. S. Bank:

         (a) U. S. Bank shall have received this Agreement and the Note, duly executed and delivered by the respective parties thereto.

         (b) U. S. Bank shall have received, duly executed and delivered by Ticketmaster Cinema Group, Ltd. and CAC, a pledge agreement in the form attached hereto as EXHIBIT C (the "Pledge Agreement"), granting to U. S. Bank a first priority and exclusive security interest in all of the joint venture interests of Borrower.

         (c) U. S. Bank shall have received an assignment for security of Borrower's equity interest in CCS-Computel Computer Systeme GmbH ("Verpfandung von Geschaftsanteilen"), in substantially the form attached hereto as EXHIBIT D, duly executed by Borrower and the Computel Companies, and delivered by Borrower.

         (d) U. S. Bank shall have received, duly executed and delivered by Borrower and such other Persons as deemed necessary by U. S. Bank, such financing statements and other documents deemed necessary by U. S. Bank to perfect the security interest granted to U. S. Bank.

         (e) U. S. Bank shall have received, duly executed and delivered by Ticketmaster, an interest keep-well agreement in the form attached hereto as EXHIBIT E (the "Interest Keep-Well Agreement").

         (f) U. S. Bank shall have received, duly executed and delivered by Ticketmaster Cinema Group, Ltd., and CAC, a subordination agreement in the forms attached hereto as EXHIBIT F-1 and F-2 (the "Subordination Agreement").

         (g) U. S. Bank shall have received from outside counsel for Borrower and Ticketmaster, an opinion addressed to U. S. Bank and dated as of the date of this Agreement, in the form attached hereto as EXHIBIT G.

         (h) No Default or Event of Default hereunder shall exist, and after having given effect to the requested Funding, no Default or Event of Default shall exist.

         (i) All representations and warranties of Borrower contained herein or otherwise made in writing in connection herewith shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of the initial Funding.

         (j) All proceedings of Borrower shall be satisfactory in form and substance to U. S. Bank, and U. S. Bank shall have received all information and copies of all documents, including records of all proceedings, that U. S. Bank has requested in connection therewith, such documents where appropriate to be certified by proper corporate authorities or Governmental Bodies. Borrower shall provide U. S. Bank with the following documents prior to or upon the execution of this Agreement:

              (i) Copies of the joint venture agreement of Borrower, together with all amendments thereto, certified by Borrower to be true and complete;

              (ii) A certified resolution of the joint venture partners of Borrower in the form attached hereto as EXHIBIT H-1;

              (iii) A certified resolution of the directors and incumbency certificate of Ticketmaster Cinema Group, Ltd. and CAC in the forms attached hereto as EXHIBIT H-2 and H-3; and

              (iv) A certified resolution of the directors of Ticketmaster and incumbency certificate in the form attached hereto as EXHIBIT H-4.

         (k)  U. S. Bank shall have received such evidence deemed necessary by
U. S. Bank that U. S. Bank's security interests in the Collateral constitute first priority and exclusive security interests, except for the Permitted Liens.

         (l) U. S. Bank shall have received evidence reasonably deemed satisfactory to U. S. Bank that the assets owned or to be acquired by Borrower are adequately insured against casualty and property loss.

         (m) U. S. Bank shall have received, duly executed and delivered by Borrower and each of the Computel Companies, all security agreements, financing statements, assignments, and other agreements and documents reasonably deemed necessary by U. S. Bank in order for U. S. Bank to obtain an exclusive perfected security interest in all assets owned by such Persons (subject to the Permitted Liens), including, without limitation, all assets owned by such Persons and located outside of the United States, together with opinions of outside counsel to such Persons in form and substance reasonably satisfactory to U. S. Bank.

         (n)  U. S. Bank shall have received such evidence deemed necessary by
U. S. Bank that U. S. Bank's security interests in the Collateral located outside of the United States constitute first priority and exclusive security interests, except as otherwise provided herein.

         4.2 CONDITIONS PRECEDENT TO EACH SUBSEQUENT FUNDING. The obligation of U. S. Bank to make any Funding subsequent to the initial Funding hereunder is subject to the fulfillment, to the reasonable satisfaction of U. S. Bank, of the following:

         (a) The conditions set forth in SECTION 4.1 shall have been previously satisfied, and U. S. Bank shall have received evidence reasonably satisfactory to U. S. Bank of satisfaction thereof.

         (b) U. S. Bank shall have received a Borrowing Notice for each requested Funding under the Loan.

         (c) There shall be executed and delivered to U. S. Bank such further instruments, agreements, and documents, as may be reasonably necessary or proper in the opinion of U. S. Bank to confirm the obligations of Borrower to
U. S. Bank hereunder, the grant of security therefor, and the proper use of the proceeds of all Fundings.

         (d) The representations and warranties of Borrower in ARTICLE VII herein shall be true on the date of each Funding with the same force and effect as if made on and as of that date.

         (e) No Default or Event of Default shall exist, and after having given effect to the requested Funding, no Default or Event of Default shall exist.

         (f) To the extent not previously delivered, all other documents, agreements, and instruments from or with respect to Borrower or any other Person that may be called for hereunder shall be duly executed and delivered to
U. S. Bank, including but not limited to all documents, agreements, and instruments deemed necessary by U. S. Bank to perfect its security interest in Collateral acquired after the date of this Agreement. For the purposes of this Agreement, the waiver of delivery of any document, agreement, or instrument from or with respect to Borrower or any other Person does not constitute a continuing waiver with respect to the obligation to fulfill the conditions precedent to each Funding hereunder.


                          ARTICLE V.  AFFIRMATIVE COVENANTS

         Borrower hereby covenants and agrees that so long as this Agreement is in effect, and until the Loan, together with interest thereon, and all other obligations incurred hereunder are paid or satisfied in full, Borrower shall:

         5.1 FINANCIAL DATA. Keep its books of account in accordance with generally accepted accounting principles, consistently applied, and furnish to
U. S. Bank:

         (a) As soon as practicable and in any event within 30 days after the close of each calendar month of Borrower, the following unaudited Consolidated financial statements of Borrower for each such month, all in reasonable detail and certified by Borrower to be true and correct: balance sheet and statement of income.

         (b) As soon as practicable and in any event within 30 days after the close of each fiscal quarter of Borrower, a Consolidated statement of cash flows of Borrower for each such fiscal quarter, in reasonable detail and certified by Borrower to be true and correct, which statement shall include a calculation of the financial covenants provided for in ARTICLE VI herein.

         (c) As soon as practicable and in any event within 90 days after the close of each fiscal year of Borrower, the following Consolidated financial statements of Borrower, setting forth the corresponding figures for the previous fiscal year in comparative form where appropriate, all in reasonable detail and audited (without any qualification or exception deemed material by U. S. Bank) by Borrower's current independent certified public accountant or such other independent certified public accountants selected by Borrower and reasonably satisfactory to U. S. Bank: balance sheet, statement of income, and statement of cash flows. Borrower shall provide U. S. Bank with a copy of its independent certified public accountants' management letter or other similar report or correspondence to Borrower.

         (d) As soon as practicable and in any event within 30 days after the close of each fiscal quarter of Borrower, certificates signed by Borrower, stating that during such period no Default or Event of Default existed or if any such Default or Event of Default existed, specifying the nature thereof, the period of existence thereof, and what action Borrower proposes to take or has taken with respect thereto, and for certificates prepared as of the end of each fiscal quarter of Borrower, that during such period Borrower was in compliance with all of the financial covenants set forth in ARTICLE VI herein; and promptly upon the occurrence of any Default or Event of Default, a certificate signed by Borrower, specifying the nature thereof, the period of existence thereof, and what action Borrower proposes to take or has taken with respect thereto.

         (e) As soon as practicable and in any event within 30 days after the close of each fiscal quarter of Borrower, a certificate executed by Borrower comparing Borrower's projected statements of income with actual results of operation.

         (f) As soon as practicable and in any event within 20 days after the close of each calendar month of Borrower, accounts receivable and accounts payable agings for each such month in a form and in such detail as is acceptable to U. S. Bank.

         (g) As soon as practicable and in any event within 90 days after the beginning of each fiscal year, a statement projecting all capital expenditures to be made or committed to during such fiscal year with respect to Borrower and the Computel Companies.

         (h) As soon as practicable and in any event within 90 days after the beginning of each fiscal year, a projection of the financial operations of Borrower and the Computel Companies for such year in a form and in such detail as is reasonably acceptable to U. S. Bank.

         (i) With reasonable promptness, such other information regarding the business, operations, and financial condition of Borrower and the Computel Companies as U. S. Bank may from time to time reasonably request.

         5.2 LICENSES AND PERMITS. Maintain all Governmental Approvals and all related or other material agreements necessary for Borrower and the Computel Companies to operate their businesses, as they now exist or as they may be modified or expanded. Borrower and the Computel Companies will at all times comply with all Applicable Laws relating to the operations, facilities, or activities of Borrower and the Computel Companies.

         5.3 MAINTENANCE OF PROPERTIES. Keep Borrower's properties in good repair and in good working order and condition, in a manner consistent with past practices and comparable to industry standards; from time to time make all appropriate and proper repairs, renewals, replacements, additions, and improvements thereto; and keep all equipment that may now or in the future be subject to compliance with any Applicable Laws in full compliance with such Applicable Laws.

         5.4  PAYMENT OF CHARGES.  Duly pay and discharge all material
(a) taxes, assessments, levies, and any other charges of Governmental Bodies imposed on or against Borrower, the Computel Companies, or their property or assets, or upon any property leased by Borrower or the Computel Companies, prior to the date on which penalties attached thereto, unless and to the extent only that such taxes, assessments, levies, and any other charges of Governmental Bodies, after written notice thereof having been given to U. S. Bank, are being contested in good faith and by appropriate proceedings, (b) claims allowed by Applicable Laws, whether for labor, materials, rentals, or anything else, which could, if unpaid, become a lien or charge upon Borrower's or the Computel Companies' property or assets or the outstanding capital stock of Borrower or the Computel Companies or adversely affect the facilities or operations of Borrower or the Computel Companies (unless and to the extent only that the validity thereof is being contested in good faith and by appropriate proceedings after written notice thereof has been given to U. S. Bank); (c) trade bills in accordance with the terms thereof or generally prevailing industry standards; and (d) other Indebtedness heretofore or hereafter incurred or assumed by Borrower or the Computel Companies, unless such Indebtedness be renewed or extended. In the event any charge is being contested by Borrower or the Computel Companies as allowed above, Borrower or the Computel Companies (as the case may be), shall establish adequate reserves against possible liability therefor, if required by generally accepted accounting principles.

         5.5  INSURANCE.

         (a) Maintain insurance upon Borrower's and the Computel Companies' properties with financially sound and reputable insurance companies in such amounts and covering such risks as are usually carried by companies engaged in the same or similar businesses, which insurance may provide for reasonable limits on and deductibility from coverage.

         (b) From time to time, upon request by U. S. Bank, promptly furnish or cause to be furnished to U. S. Bank a broker's certificate evidencing the maintenance of all insurance, indemnities, or bonds required by this
SECTION 5.5, and lender loss payable endorsements naming U. S. Bank as an additional loss payee, in a form reasonably acceptable to U. S. Bank.

         5.6 MAINTENANCE OF RECORDS. Keep at all times books of account and other records in which full, true, and correct entries will be made of all dealings or transactions in relation to the business and affairs of Borrower and the Computel Companies

         5.7 INSPECTION. After not fewer than ten days' prior written notice to Borrower, allow any representative of U. S. Bank to visit and inspect any of the properties of Borrower or the Computel Companies, to examine the books of account and other records and files of Borrower or the Computel Companies, to make copies thereof, and to discuss the affairs, business, finances, and accounts of Borrower or the Computel Companies with their officers, employees, and accountants, all at such reasonable times and as often as U. S. Bank may desire. This right of inspection shall specifically include U. S. Bank's collateral and financial examinations. Any such visits and inspections shall be at U. S. Bank's cost, unless any such visits or inspections occur during the existence of an Event of Default, in which case Borrower shall reimburse
U. S. Bank for such costs upon demand by U. S. Bank.


         5.8  HAZARDOUS SUBSTANCES.

         (a) Borrower hereby covenants and agrees that so long as any Indebtedness of Borrower to U. S. Bank is outstanding:

              (i) Borrower and the Computel Companies will not permit their property or any portion thereof to be a site for the storage, use, generation, manufacture, disposal or transportation of Hazardous Materials;

              (ii) Borrower and the Computel Companies will not permit any Hazardous Materials to be disposed of off their property other than in properly licensed disposal sites;

              (iii) Borrower and the Computel Companies, at their sole cost and expense, will keep and maintain its property and each portion thereof in compliance with and shall not cause or permit its property or any portion thereof to be in violation of any Hazardous Materials Laws; and

              (iv) Borrower will immediately advise U. S. Bank in writing of any Hazardous Material Claim.

         (b) Borrower agrees to indemnify U. S. Bank and hold U. S. Bank harmless from and against any and all claims, demands, damages, losses, liens, liabilities, penalties, fines, lawsuits, and other proceedings and costs and expenses (including reasonable attorney fees), arising directly or indirectly from or out of or in any way connected with (i) the accuracy of the representations contained in SECTION 7.16 herein; (ii) any activities on the property of Borrower or the Computel Companies during their ownership, possession, or control thereof which directly or indirectly results in such property or any other property becoming contaminated with Hazardous Materials;
(iii) the discovery of Hazardous Materials on the property of Borrower or the Computel Companies; (iv) the cleanup of Hazardous Materials from the property of Borrower or the Computel Companies; and (v) the discovery of Hazardous Materials or the cleanup of Hazardous Materials from adjacent or other property that has become contaminated as a result of any activity on the property of Borrower or the Computel Companies. As between Borrower and U. S. Bank, Borrower acknowledges that it will be solely responsible for all costs and expenses relating to the cleanup of Hazardous Materials from the property of Borrower or the Computel Companies, or from any other properties that become contaminated with Hazardous Materials as a result of activities on or the contamination of such property.

         (c) Borrower's obligations under this SECTION 5.8 are unconditional and shall not be limited by any nonrecourse or other limitations of liability provided for in the Loan Documents. The representations, warranties, and covenants of Borrower set forth in this SECTION 5.8 and SECTION 7.16 herein (including but not limited to the indemnity provided for in SECTION 5.8(b) above) shall survive the closing and repayment of the Loan to U. S. Bank;
and, to the extent permitted by Applicable Laws and Hazardous Materials Laws, shall survive the transfer of property by foreclosure proceedings (whether judicial or nonjudicial), deed in lieu of foreclosure, or otherwise. Borrower acknowledges and agrees that its covenants and obligations hereunder are separate and distinct from its other obligations under the Loan and the Loan Documents.

         5.9   EXISTENCE.  Maintain and preserve the existence of Borrower.

         5.10 EXCHANGE OF NOTE. Upon receipt of a written notice of loss, theft, destruction, or mutilation of a Note, and upon surrendering such Note for cancellation if mutilated, execute and deliver a new Note or a Note of like tenor in lieu of such lost, stolen, destroyed, or mutilated Note. Any Note issued pursuant to this SECTION 5.10 shall be dated so that neither gain nor loss of interest shall result therefrom.

         5.11 MAINTENANCE OF LIENS. At all times maintain the liens and security interests provided under or pursuant to this Agreement as valid and perfected first liens and security interests on the property and assets intended to be covered thereby, subject to the Permitted Liens. Except as contemplated under SECTION 6.5, Borrower shall take all action requested by U. S. Bank reasonably necessary to assure that U. S. Bank has valid and exclusive liens and security interests in all Collateral.

         5.12 OTHER AGREEMENTS. Comply with all material covenants and agreements set forth in or required pursuant to any of the other Loan Documents.

         5.13 AFTER-ACQUIRED COLLATERAL. Upon request by U. S. Bank, execute and deliver to U. S. Bank all documents in order to effectuate the proper granting and perfection of a first priority security interest in or assignment of all property to U. S. Bank, whether personal, real, or mixed, hereafter acquired by Borrower or the Computel Companies, concurrently with the acquisition thereof, including, without limitation, all future registrations of trademarks, service marks, and trade names with or such trademarks, service marks, and trade names are owned as of the date of this Agreement or hereafter acquired by Borrower or the Computel Companies. This provision shall also apply to all future patents obtained by Borrower or the Computel Companies. Borrower shall promptly notify U. S. Bank of the acquisition or registration of any and all trademarks, service marks, trade names, patents, and instruments acquired or obtained by Borrower or any of the Computel Companies subsequent to the date of this Agreement.

         5.14 FURTHER ASSURANCES. Within ten Business Days of written request by U. S. Bank, duly execute and deliver or cause to be duly executed and delivered to U. S. Bank such further instruments, agreements, and documents and do or cause to be done such further acts as may be necessary or proper in the reasonable opinion of U. S. Bank to carry out more effectively the provisions and purpose of this Agreement and the other Loan Documents.

         5.15 MAINTENANCE OF BANK ACCOUNTS. As security for repayment of the Loan, maintain its principal depository accounts with U. S. Bank and effectuate the transfer of such accounts within a reasonable period of time after execution of this Agreement. Borrower hereby grants to U. S. Bank a security interest in all such accounts in order to secure the obligations of Borrower hereunder. Notwithstanding anything to the contrary herein or in the other Loan Documents,
U. S. Bank's security interest shall exclude all Client Accounts.


                           ARTICLE VI.  NEGATIVE COVENANTS

         Borrower covenants and agrees that until the Loan, together with interest thereon, and all other obligations incurred hereunder are paid or satisfied in full, Borrower shall not, without the prior written consent of
U. S. Bank:

         6.1 DIVIDENDS AND DISTRIBUTIONS. Declare or pay any cash distributions or dividends or return any capital to any of Borrower's joint venture partners; authorize or make any distribution, payment, or delivery of property or cash to any of Borrower's joint venture partners; redeem, retire, purchase, or otherwise acquire, directly or indirectly, for consideration, any shares or other interests of Borrower now or hereafter outstanding; or set aside any funds for any of the foregoing purposes. Notwithstanding the foregoing, so long as their exists no Event of Default and so long as any such payment or distribution would not result in the existence of any Event of Default, Borrower shall be permitted to make distributions to its joint venture partners in an amount necessary to cover the actual incremental increase in the taxes of each joint venture partner due to the pass through of Borrower's net income under Subchapter K of the Internal Revenue Code or other relevant domestic or foreign tax authority. Borrower acknowledges and agrees that the taxes assessed against any joint venture partner due to such earnings may be less than such joint venture partner's maximum marginal tax rate, and only the incremental difference actually paid or payable in any tax year is exempt from the distribution restrictions set forth in this SECTION 6.1.

         6.2 TRANSACTIONS WITH AFFILIATES. Except as provided in SECTION 6.6 herein, enter into any transaction, other than an arm's length transaction: in which an Affiliate of Borrower shall have any interest; or make any payment or agree to make any payment to any such Affiliate; or transfer or agree to transfer ownership or possession of any of its business or assets, tangible or intangible, real, personal, or mixed, to any Affiliate. Notwithstanding the foregoing, so long as there exists no Event of Default, Borrower may pay Ticketmaster Cinema Group, Ltd., the management fee provided for in the Joint Venture Agreement of Borrower, as it exists as of the date of this Agreement.

         6.3 OTHER INDEBTEDNESS. Create, incur, assume, or suffer to exist, contingently or otherwise, any Indebtedness or contingent liabilities except
(a) Indebtedness represented by the Note; (b) accounts and other current payables arising from the ordinary course of business; (c) any Indebtedness that is a deferred item in accordance with generally accepted accounting principles, consistently applied; (d) any refunding or renewal, without increase in principal amount, of any accepted Indebtedness under this SECTION 6.3; and
(e) additional Indebtedness outstanding or committed to at any time (including but not limited to indebtedness evidenced by notes, bonds, debentures, leases, purchase agreements, and other contractual obligations) not in excess of an aggregate amount at any one time outstanding of $500,000. Notwithstanding clause (e) above, Borrower may not guarantee or become contingently liable for the obligation of any Person except as provided for herein. In computing the additional indebtedness permitted by clause (e) hereof, all capital lease payments due from Borrower within 12 months shall be included if the amounts of such rental payments are not otherwise included as Indebtedness in accordance with generally accepted accounting principles. Except as set forth in
SECTION 6.5 herein, none of the additional indebtedness permitted by this
SECTION 6.3 shall be secured by any of the Collateral.

         6.4 LEASES AND LEASEBACKS. Except for arrangements entered into prior to the date hereof, enter into any new agreement to rent or lease any material real or personal property or enter into any arrangement with any bank, insurance company, or other lender or investor providing for the leasing of any real or personal property or equipment (a) that at the time has been or is sold or transferred by Borrower to such lender or investor or (b) that has been or is being acquired from another Person by such lender or investor or on which one or more buildings have been or are to be constructed by such lender or investor, for the purpose of leasing such property to Borrower. Borrower may, however, enter into such leases in the ordinary course of business provided that there is compliance with SECTION 6.3(e) hereof.

         6.5 LIENS. Contract, create, incur, assume, or suffer to exist any mortgage, pledge, lien, or other charge or encumbrance of any kind (including but not limited to the charge upon property purchased under conditional sales or other title retention agreements) upon or grant any interest in any of its property or the property of the Computel Companies whether now owned or hereafter acquired, except (a) liens granted pursuant to this Agreement;
(b) liens in connection with worker's compensation, unemployment insurance, or other social security obligations; (c) good faith deposits in connection with bids, tenders, contracts, or leases or deposits to secure public statutory obligations; (d) mechanic's, carrier's, repairmen's, or other like liens in the ordinary course of business with respect to obligations that are not overdue or that are being contested in good faith and for which appropriate reserves have been established or for which deposits to obtain the release of such liens have been made; (e) liens for taxes, assessments, levies, or charges of Governmental Bodies imposed upon Borrower or its property, operations, income, products, or profits that are not at the time due or payable or for which, if the validity thereof is being contested in good faith by legal or administrative proceedings, appropriate reserves have been established; (f) encumbrances consisting of zoning regulations, easements, rights-of-way, survey exceptions, and other similar restrictions on the use of real property or minor irregularities in title thereto that do not materially impair the use of such property in the operation of the business of Borrower; (g) liens arising out of judgments or awards with regard to which Borrower shall be prosecuting an appeal in good faith and for which a stay of execution has been issued and appropriate reserves established; (h) purchase money security interests that shall not exceed $100,000 in the aggregate; and (i) the currently existing liens listed on
EXHIBIT I hereto. The liens described in clauses (a) through (i) herein are called the "Permitted Liens."

         6.6 ADVANCES AND LOANS. Lend money, make credit available (other than: (a) extensions of credit in the ordinary course of business to customers, and (b) loans to Borrower's employees not to exceed $100,000 in the aggregate), or lend property or the use thereof to any Person; purchase or repurchase the stock or Indebtedness or all or a substantial part of the assets or properties of any Person; guarantee, assume, endorse, or otherwise become responsible for (directly or indirectly or by any instrument having the effect of assuring any Person's payment, performance, or capability) the Indebtedness, performance, obligations, stock, or dividends of any Person; or agree to do any of the foregoing; but Borrower may endorse negotiable instruments for deposit or collection in the ordinary course of business.

         6.7 INVESTMENTS. Invest in (by capital contribution or otherwise), acquire, purchase, or make any commitment to purchase the obligations, stock, or equity of any Person except (a) direct obligations of the government of the United States of America or any agency or instrumentality thereof,
(b) interest-bearing certificates of deposit or repurchase agreements issued by any commercial banking institution satisfactory to U. S. Bank, or (c) stock or obligations issued in settlement of claims of Borrower against others by reason of bankruptcy or a composition or readjustment of debt or reorganization of any debtor of Borrower.

         6.8 CONSOLIDATION, MERGER, AND SALE OF ASSETS. Wind up, liquidate, or dissolve the affairs Borrower or any of the Computel Companies or enter into any transaction of merger or consolidation with any Person; convey, sell, lease, or otherwise dispose of (or agree to do any of the foregoing at any time) any of its material licenses, contracts, or permits; sell all or a substantial part of their property or assets or sell any part of their property or assets necessary or desirable for the conduct of their business as now generally conducted or as proposed to be conducted; sell any of its notes receivable, installment or conditional sales agreements, or accounts receivable; purchase, lease, or otherwise acquire all or a substantial part of the property or assets of any other Person.

         6.9 SUBSIDIARIES. Form or acquire any Person or any portion thereof without concurrently providing to U. S. Bank all security agreements, financing statements, assignments, pledge agreements, stock certificates, and other documents reasonably deemed necessary by U. S. Bank in order for U. S. Bank to obtain a valid, first priority, perfected security interest in all assets of such Person and in the capital stock, partnership interests, or other evidence of ownership of Borrower of such Person.

         6.10 TYPE OF BUSINESS. Enter into any business which is substantially different from or not connected with the business in which Borrower and the Computel Companies are presently engaged or make any substantial change in the nature of their business or operations.

         6.11 CHANGE OF CHIEF EXECUTIVE OFFICE OR NAME. Change (a) the chief executive office of Borrower or the Computel Companies, (b) Borrower's or the Computel Companies name, or (c) the location of any of the Collateral; or adopt or use any trade name without (x) prior written notice to U. S. Bank and (y) the execution, delivery, and filing (and payment of filing fees and taxes) of all such documents as may be reasonably necessary or advisable in the opinion of
U. S. Bank to continue to perfect and protect the liens and security interests in the Collateral.

         6.12 CHANGE IN DOCUMENTS. Amend, supplement, terminate, or otherwise modify in any way Borrower's joint venture agreement.

         6.13 CONTROL. Enter into any agreement (other than employment agreements) with any Person that confers upon such Person the right or authority to control or direct a major portion of the business or assets of Borrower or any of the Computel Companies.

         6.14 PENSION PLAN. Terminate or partially terminate any Plan now existing or hereafter established for Borrower or withdraw from participation therein under circumstances that result or could result in a material liability to the Pension Benefit Guaranty Corporation, to the fund by which the Plan is funded, or to the employees (or their beneficiaries) for whom the Plan is or shall be maintained; or permit any other event or circumstance to occur that results or could result in a material liability to the Pension Benefit Guaranty Corporation or a violation of ERISA.

         6.15 TANGIBLE NET WORTH. As of the end of each fiscal quarter of Borrower, permit Tangible Net Worth to be less than the following:

              FISCAL QUARTER               TANGIBLE NET
               OF BORROWER                     WORTH
              --------------                -----------
              1st & 2nd 1996               ($3,250,000)
              3rd & 4th 1996               ($2,750,000)
              1st & 2nd 1997               ($2,250,000)
              3rd & 4th 1997               ($1,750,000)
              1st & 2nd 1998               ($1,250,000)
              3rd & 4th 1998                 ($600,000)
              1st & 2nd 1999                      $-0-


          6.16 INTEREST COVERAGE RATIO. Permit the Interest Coverage Ratio to be less than 1.0:1.0 during any fiscal quarter of Borrower.

          6.17 CURRENT RATIO. As of the end of each fiscal quarter of Borrower, permit the Current Ratio to be less than the following:

               FISCAL QUARTER
                 OF BORROWER                CURRENT RATIO
               --------------                 ---------
               1st & 2nd 1996                 1.30:1.00
               3rd & 4th 1996                 1.35:1.00
               1st & 2nd 1997                 1.40:1.00
               3rd & 4th 1997                 1.45:1.00
               1st & 2nd 1998                 1.50:1.00
               3rd & 4th 1998                 1.50:1.00
               1st & 2nd 1999                 1.50:1.50

          6.18 WORKING CAPITAL. As of the end of each fiscal quarter of Borrower, permit Working Capital to be less than the following:

               FISCAL QUARTER             WORKING CAPITAL
                 OF BORROWER
               --------------             ---------------
               1st, 2nd, 3rd
               & 4th 1996                    $3,000,000
               Each Quarter Thereafter       $3,500,000


                     ARTICLE VII.  REPRESENTATIONS AND WARRANTIES

          In order to induce U. S. Bank to enter into this Agreement and to make the Loan as herein provided, Borrower hereby makes the following representations, covenants, and warranties, all of which shall survive the execution and delivery of this Agreement and shall not be affected or waived by any inspection or examination made by or on behalf of U. S. Bank:

          7.1 STATUS. Borrower is a joint venture organized and validly existing under the laws of the state of Delaware. Borrower has the power and authority to own its property and assets and to transact the business in which it is engaged or presently proposes to engage. Borrower is qualified to do business in all states except where the failure to be qualified could not have a material adverse effect on Borrower.

          7.2 POWER AND AUTHORITY. Borrower has the power to execute, deliver, and carry out the terms and provisions of this Agreement and each of the Loan Documents and has taken all necessary action to authorize the execution, delivery, and performance of this Agreement and the other Loan Documents, the borrowings hereunder, and the making and delivery of the Note and all Loan Documents delivered hereunder. This Agreement constitutes, the Note and other Loan Documents and instruments issued or to be issued hereunder, when executed and delivered pursuant hereto, constitute or will constitute the authorized, valid, and legally binding obligations of Borrower enforceable in accordance with their respective terms.

          7.3 NO VIOLATION OF AGREEMENTS. Borrower is not in default under any material provision of any material agreement to which it is a party or in violation of any material Applicable Laws. The execution and delivery of this Agreement, the Note, the other Loan Documents, and the instruments incidental hereto; the consummation of the transactions herein or therein contemplated; and compliance with the terms and provisions hereof or thereof (a) will not violate any material Applicable Law and (b) will not conflict or be inconsistent with; result in any breach of any of the material terms, covenants, conditions, or provisions of; constitute a default under; or result in the creation or imposition of (or the obligation to impose) any lien, charge, or encumbrance upon any of the property or assets of Borrower pursuant to the terms of: any material Governmental Approval, mortgage, deed of trust, material lease, material agreement, or other material instrument to which Borrower is a party, by which Borrower may be bound, or to which Borrower may be subject, and
(c) will not violate any of the provisions of the joint venture agreement of Borrower. No Governmental Approval is necessary (x) for the execution of this Agreement, the making of the Note, or the assumption and performance of this Agreement or the Note by Borrower or (y) for the consummation by Borrower of the transactions contemplated by this Agreement including but not limited to the grant of the security interests to U. S. Bank.

          7.4 RECORDING AND ENFORCEABILITY. Neither the joint venture agreement of Borrower nor any other agreements require recording, filing, registration, notice, or other similar action in order to insure the legality, validity, binding effect, or enforceability against all Persons of this Agreement, the Note, or other Loan Documents executed or to be executed hereunder, other than filings or recordings that may be required under the Uniform Commercial Code or similar law or in connection with the perfection of the security interests of U. S. Bank in patents, trademarks, and similar types of Collateral.

          7.5 LITIGATION. To the best of Borrower's knowledge, there are no actions, suits, or proceedings pending or threatened against or affecting Borrower before any Governmental Body that could have a material adverse effect on Borrower or the Collateral, except potential liability arising out of the Promophone, Inc. and The Teleticketing Company relationship. Borrower is not in default under any material provision of any Applicable Law or Governmental Approval of any Governmental Body which has or will have a material adverse effect on Borrower or on the Collateral.

          7.6 GOOD TITLE TO PROPERTIES. Borrower and the Computel Companies have good and marketable title to, or a valid leasehold interest in, their property and assets, subject to no liens, mortgages, pledges, encumbrances, or charges of any kind, except those permitted under the provisions of SECTION 6.5 of this Agreement.

          7.7 LICENSES AND PERMITS. All Governmental Approvals with respect to the business of Borrower and the Computel Companies were to Borrower's knowledge duly and validly issued by the respective Governmental Bodies, are in full force and effect, and are to Borrower's knowledge valid and enforceable in accordance with their terms. With regard to such Governmental Approvals, no fact or circumstance exists that constitutes or, with the passage of time or the giving of notice or both, would constitute a material default under any thereof, or permit the grantor thereof to cancel or terminate the rights thereunder, except upon the expiration of the full term thereof. Borrower and the Computel Companies presently hold all material Governmental Approvals as are necessary or advisable in connection with the conduct of their business as now conducted and as presently proposed to be conducted.

          7.8 PROPERTIES IN GOOD CONDITION. All the material properties of Borrower are, and all material properties to be added in connection with any contemplated expansion or acquisition will be in good repair and good working order and condition in a manner consistent with past practices of Borrower, and comparable to industry standards and are and will be in compliance with all material Applicable Laws.

          7.9 OUTSTANDING INDEBTEDNESS. Other than current trade payables, Borrower has no Indebtedness or contingent liabilities, including but not limited to Indebtedness to Affiliates, that is not listed on Borrower's balance sheet dated as of March 31, 1996, and heretofore delivered to U. S. Bank.

          7.10 TAXES. Borrower has duly filed all tax returns and reports required by Applicable Law to be filed; and all taxes, assessments, levies, fees, and other charges of Governmental Bodies upon Borrower or upon its assets that are due and payable have been paid (except as otherwise permitted in this Agreement).

          7.11 LICENSE FEES. Borrower has paid all fees and charges that have become due for any Governmental Approval for its business or has made adequate provisions for any such fees and charges that have accrued.

          7.12 TRADEMARKS, PATENTS, ETC. Attached hereto as EXHIBIT J is a schedule of all trademarks, trade names, service marks, patents, and applications therefor currently held or to be acquired by Borrower or in which it has an interest, e.g., a license. Borrower possesses all necessary trademarks, trade names, service marks, copyrights, patents, patent rights, and licenses to conduct its businesses as now and as proposed to be conducted, without conflict with the rights or claimed rights of others.

          7.13 DISCLOSURE. To the best of Borrower's knowledge, the exhibits hereto, the financial information and statements referred to in SECTION 7.9 herein, any certificate, statement, report or other document furnished to
U. S. Bank by Borrower or any other Person in connection herewith or in connection with any transaction contemplated hereby, and this Agreement, do not contain any untrue statements of material fact or omit to state any material fact necessary in order to make the statements contained therein or herein not misleading.

          7.14 REGULATIONS U AND X. Borrower does not own and no part of the proceeds hereof will be used to purchase or carry any margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying any margin stock. Borrower is not engaged principally or as one of its important activities in the business of extending credit for the purpose of purchasing or carrying any margin stock. If requested by U. S. Bank, Borrower will furnish to
U. S. Bank a statement in conformity with the requirements of Federal Reserve Form U-1 referred to in said Regulation. No part of the proceeds of the Loan will be used for any purpose that violates or is inconsistent with the provisions of Regulation X of said Board of Governors.

          7.15 NAMES. Neither Borrower nor any of its predecessors operate or do business or during the past five years have operated or done business under a fictitious, trade, or assumed name.

          7.16 CONDITION OF PROPERTY.  Except as otherwise disclosed to
U. S. Bank, Borrower hereby represents and warrants to U. S. Bank that as of the date hereof and continuing hereafter, Borrower's owned property and each portion thereof (a) are not and to the best knowledge of Borrower have not been a site for the use, generation, manufacture, storage, disposal, or transportation of any Hazardous Material; (b) are presently in compliance with all Hazardous Materials Laws; and (c) to Borrower's knowledge are not being used in any manner that has resulted in or will result in Hazardous Materials being spilled or disposed of on any adjacent or other property.

          7.17 PENSION PLANS.  No "reportable event" as defined in
Section 4043(b) of Title IV of ERISA for which the 30-day notice period has not been waived has occurred and is continuing with respect to any plan maintained for employees of Borrower. In addition, each of the plans maintained for the employees of Borrower are in compliance with the requirements of ERISA, including the minimum funding requirements.


                      ARTICLE VIII.  EVENTS OF DEFAULT; REMEDIES

          8.1 EVENTS OF DEFAULT. "Event of Default," wherever used herein, means any one of the following events (whatever the reason for the Event of Default, whether it shall relate to one or more of the parties hereto, and whether it shall be voluntary or involuntary or be pursuant to or affected by operation of Applicable Law):

          (a) If Borrower fails to timely pay the principal of or any installment of interest on the Note, whether as scheduled, by acceleration, or otherwise, after five Business Days' written notice from U. S. Bank; or

          (b) If any Indebtedness of Borrower for money borrowed or credit extended in excess of $250,000 becomes or is declared due and payable (after any applicable grace period) prior to the stated maturity thereof or is not paid as and when it becomes due and payable, or if any event occurs which constitutes an event of default under any instrument, agreement, or evidence of Indebtedness relating to any such obligation of Borrower; or

          (c) If Borrower fails to pay or perform (after any applicable grace period) any obligation or Indebtedness to others in excess of $250,000 (other than as set forth in SECTION 8.1(b) herein), whether now or hereafter incurred; or

          (d) If any representation or warranty is false or misleading in any material respect; or

          (e) If Borrower fails to observe or perform any term, covenant, or agreement to be performed or observed pursuant to ARTICLE V and VI herein and Borrower fails to cure the same within the following-described cure periods:

               (i)       No cure period:  SECTIONS 6.15, 6.16, 6.17, and 6.18;

               (ii)      Within ten days after written notice from U. S. Bank:
     SECTIONS 5.1 and 5.10;

               (iii)     Within 20 days after written notice from U. S. Bank:
     SECTIONS 5.5, 5.7, 5.11, 5.13, 5.14, 5.15, 5.16, 6.1, 6.2, 6.3, 6.4, 6.6,
     6.7, 6.8, 6.9, 6.10, 6.12, and 6.13;

               (iv)      Within 30 days after the occurrence without notice:
     SECTIONS 5.2, 5.3, 5.4, 5.6, 5.8, 5.9, 6.5, and 6.14;

               (v)       Within 30 days after written notice from U. S. Bank:
     SECTION 6.11; and

               (vi)      As specified in such respective section of this
     Agreement:  SECTION 5.12; or

          (f) If Borrower fails to observe or perform (not otherwise specified in this ARTICLE VIII) any term, covenant, or agreement to be performed or observed pursuant to the provisions of this Agreement, the other Loan Documents, or any other agreement incidental hereto and such default is not cured within 30 days, provided that if it is impossible to complete a cure within 30 days, Borrower shall have 90 days to complete a cure so long as Borrower commences the process to cure within 30 days and diligently pursues a cure to completion; or

          (g) If Borrower or any Person other than U. S. Bank fails to perform any of its obligations under any of the Loan Documents not otherwise specified in this ARTICLE VIII, or if the validity of any of such documents has been disaffirmed by or on behalf of any of the parties thereto other than U. S. Bank and such default is not cured within 30 days, provided that if it is impossible to complete a cure within 30 days, Borrower shall have 90 days to complete a cure so long as Borrower commences the process to cure within 30 days and diligently pursues a cure to completion; or

          (h) If custody or control of any substantial part of the Consolidated property of Borrower is assumed by any Governmental Body or if any Governmental Body takes any final action, the effect of which is to have a material adverse effect on Borrower or the Computel Companies; or

          (i) If Borrower or the Computel Companies as a whole suspends or discontinues its business, or the Computel Companies as a whole or any of the Computel Companies makes an assignment for the benefit of creditors or a composition with creditors, is unable or admits in writing its inability to pay its debts as they mature, files a petition in bankruptcy, becomes insolvent (howsoever such insolvency may be evidenced), is adjudicated insolvent or bankrupt, petitions or applies to any tribunal for the appointment of any receiver, liquidator, or trustee of or for it or any substantial part of its property or assets, commences any proceeding relating to it under any Applicable Law of any jurisdiction whether now or hereafter in effect relating to bankruptcy, reorganization, arrangement, readjustment of debt, receivership, dissolution, or liquidation; or if there is commenced against Borrower or the Computel Companies as a whole or any of the Computel Companies any such proceeding that remains undismissed for a period of 90 days or more, or an order, judgment, or decree approving the petition in any such proceeding is entered; or if Borrower or the Computel Companies as a whole or any of the Computel Companies by any act or failure to act consents to, approves of, or acquiescences in, any such proceeding or any appointment of any receiver, liquidator, or trustee of or for it or for any substantial part of its property or assets, suffers any such appointment to continue undischarged or unstayed for a period of 90 days or more, or takes any corporate action for the purpose of effecting any of the foregoing; or if any court of competent jurisdiction assumes jurisdiction with respect to any such proceeding, or if a receiver or a trustee or other officer or representative of a court or of creditors, or if any Governmental Body, under color of legal authority, takes and holds possession of any substantial part of the property or assets of Borrower or any of the Computel Companies as a whole; or

          (j) If there is any refusal or failure by any Governmental Body to issue, renew, or extend any lease or Governmental Approval with respect to the operation of the business of Borrower, or any denial, forfeiture or revocation by any Governmental Body of any Governmental Approval that has a material adverse effect on Borrower; or

          (k) Except for the acquisition by CAC of the joint venture interests of Borrower from WIL, Incorporated, if joint venture interests aggregating 10 percent or more of the outstanding joint venture interest of Borrower are sold, transferred, assigned, or issued during the terms of the Loan, provided that it shall not constitute an Event of Default if joint venture interests of Borrower aggregating 10 percent or more are transferred pursuant to the buy/sell provisions of the joint venture agreement of Borrower in affect as of the date of this Agreement; or

          (l) If any event or change occurs that has a demonstrable material adverse effect on the business or financial condition of Borrower, which event or change will, if not cured, result in a future violation of one or more of the financial covenants set forth in SECTIONS 6.15 through 6.18 herein, and such default is not cured within 20 days.

          8.2 ACCELERATION; REMEDIES. Upon the occurrence of any Event of Default or at any time thereafter, if any Event of Default is then continuing,
U. S. Bank may, by written notice to Borrower, declare the entire unpaid principal balance or any portion of the principal balance of the Note and interest accrued thereon to be immediately due and payable by the maker thereof; and such principal and interest shall thereupon become and be immediately due and payable, without presentation, demand, protest, notice of protest, or other notice of dishonor of any kind, all of which are hereby expressly waived by Borrower. U. S. Bank may proceed to protect and enforce its rights hereunder or realize on any or all security granted pursuant hereto in any manner or order it deems expedient without regard to any equitable principles of marshaling or otherwise. All rights and remedies given by this Agreement, the Note, and the other Loan Documents are cumulative and not exclusive of any thereof or of any other rights or remedies available to U. S. Bank; no course of dealing between Borrower and U. S. Bank or any delay or omission in exercising any right or remedy; shall operate as a waiver of any right or remedy; and every right and remedy may be exercised from time to time and as often as deemed appropriate by
U. S. Bank.


                              ARTICLE IX.  MISCELLANEOUS

          9.1 NOTICES. All notices, requests, consents, demands, approvals, and other communications hereunder shall be deemed to have been duly given, made, or served if made in writing and delivered personally, sent via facsimile, or sent via overnight courier, to the respective parties to this Agreement as follows:

          (a)  If to Borrower:

               PACER/CATS/CCS
               Seventh Floor
               3701 Wilshire Boulevard
               Los Angeles, California  90010
               Attention:  Peter B. Knepper and Ned S. Goldstein
               Facsimile No.:  (213) 381-6043

          (b)  If to U. S. Bank:

               U. S. Bank of Washington,
                 National Association
               10800 N.E. 8th Street, Suite 1000
               Bellevue, Washington  98004
               Attention:  Ms. Ann B. Caldwell
               Facsimile No.:  (206) 450-5989

The designation of the persons to be so notified or the address of such persons for the purposes of such notice may be changed from time to time by similar notice in writing, except that any communication with respect to a change of address shall be deemed to be given or made when received by the party to whom such communication was sent.

          9.2  PAYMENT OF EXPENSES.

          (a) Whether or not the transactions hereby contemplated are consummated, Borrower shall pay on demand all costs and expenses of U. S. Bank incurred in connection with the preparation, negotiation, execution, and delivery of the Loan Documents, as well as any amendments, modifications, consents, or waivers relating thereto, including, without limitation, attorney fees. In addition, if there shall occur any Default or Event of Default,

U. S. Bank shall be entitled to recover any costs and expenses incurred in connection with the preservation of rights under, and enforcement of, the Loan Documents, whether or not any lawsuit or arbitration proceeding is commenced, in all such cases, including, without limitation, reasonable attorney fees and costs (including the allocated fees of internal counsel). Costs and expenses as referred to above, shall include, without limitation, a reasonable hourly rate for collection personnel, whether employed in-house or otherwise, overhead costs as reasonably allocated to the collection effort, and all other expenses actually incurred. Reasonable attorney fees shall include, without limitation, attorney fees and costs incurred in connection with any bankruptcy case or other insolvency proceeding commenced by or against Borrower or any Person granting a security interest in any item of Collateral, including all fees incurred in connection with (a) moving from relief from the automatic stay, to convert or dismiss the case or proceeding, or to appoint a trustee or examiner, or
(b) proposing or opposing confirmation of a plan of reorganization or liquidation, in any case without regarding to the identity of the prevailing party.

          (b) In the event of litigation or arbitration arising out of or related to this Agreement, the prevailing party shall be entitled to recover against the nonprevailing party all costs and reasonable attorney fees incurred by the prevailing party in connection with the dispute giving rise to the litigation or arbitration. The court or arbitrator (as the case may be) shall determine which is the prevailing party.

          9.3 SETOFF. Borrower hereby pledges and gives to U. S. Bank, a lien and security interest for the amount of all past, present, and future Indebtedness of Borrower to U. S. Bank in the balance of any deposit account maintained by Borrower at U. S. Bank other than in Client Accounts. In the case of Borrower's Default hereunder, Borrower hereby authorizes U. S. Bank at
U. S. Bank's sole option, at any time and from time to time, to apply to the payment of all or any portion of the Loan or other Indebtedness of Borrower to
U. S. Bank, any deposit balance or balances now or hereafter in the possession of U. S. Bank that belong to or are owed to Borrower other than Client Accounts.

          9.4 FEES AND COMMISSIONS. Borrower agrees to indemnify U. S. Bank and hold it harmless with regard to any commissions, fees, judgments, or expenses of any nature and kind that U. S. Bank may become liable to pay by reason of any claims by or on behalf of brokers, finders, or agents in connection with any act or failure to act by Borrower in connection with the Loan or any litigation or similar proceeding arising from such claims. Borrower states that it is aware of no valid basis for any such claims.

          9.5 NO WAIVER. No failure or delay on the part of U. S. Bank, the holder of the Note, or Borrower in exercising any right, power, or privilege hereunder and no course of dealing between Borrower and U. S. Bank or the holder of the Note shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any right, power, or privilege.

The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies that U. S. Bank, any subsequent holder of the Note, or Borrower would otherwise have. No notice to or demand on
U. S. Bank or Borrower in any case shall entitle U. S. Bank or Borrower to any other or further notice or demand in similar or other circumstances or shall constitute a waiver of the right of U. S. Bank to any other or further action in any circumstances without notice or demand.

          9.6 ENTIRE AGREEMENT AND AMENDMENTS. This Agreement represents the entire agreement between the parties hereto with respect to the Loan and the transactions contemplated hereunder and, except as expressly provided herein, shall not be affected by reference to any other documents. This Agreement, or any provision hereof, may not be changed, waived, discharged, or terminated orally, but only by an instrument in writing, signed by the party against whom enforcement of the change, waiver, discharge, or termination is sought.

          9.7 BENEFIT OF AGREEMENT. This Agreement is binding upon and inures to the benefit of Borrower and U. S. Bank and their successors and assigns and all subsequent holders of the Note or any portion thereof. Borrower is precluded from assigning any of its respective rights or delegating any of its obligations hereunder or under any of the other agreements between Borrower and
U. S. Bank without the prior written consent of U. S. Bank.

          9.8 SEVERABILITY. If any provision of this Agreement or any of the Loan Documents is held invalid under any Applicable Laws, such invalidity shall not affect any other provision of this Agreement that can be given an effect without the invalid provision, and, to this end, the provisions hereof are severable.

          9.9 DESCRIPTIVE HEADINGS. The descriptive headings of the several sections of this Agreement are inserted for convenience only and do not affect the meaning or construction of any of the provisions hereof.

          9.10 GOVERNING LAW. This Agreement and the rights and obligations of the parties hereunder and under the other Loan Documents shall be construed in accordance with and shall be governed by the laws of the state of Washington without regard to the choice of law rules thereof.

          9.11 CONSENT TO JURISDICTION, SERVICE, AND VENUE. For the purpose of enforcing payment of the Note, performance of the obligations under the Note, any arbitration award under the other Loan Documents, or otherwise in connection herewith, Borrower hereby consents to the jurisdiction and venue of the courts of the state of Washington or of any federal court located in such state including but not limited to the Superior Court of Washington for King County and the United States District Court for the Western District of Washington.

Borrower hereby waives the right to contest the jurisdiction and venue of courts located in King County, Washington, on the ground of inconvenience or otherwise and waives any right to bring any action or proceeding against U. S. Bank in any court outside King County, Washington. The provisions of this section do not limit or otherwise affect the right of U. S. Bank to institute and conduct action in any other appropriate manner, jurisdiction, or court.

          9.12 ARBITRATION.

          (a) Either Borrower or U. S. Bank may require that all disputes, claims, counterclaims, and defenses, including those based on or arising from any alleged tort ("Claims") relating in any way to the Loan be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association and Title 9 of the U.S. Code. All Claims will be subject to the statutes of limitations that would be applicable if they were litigated.

          (b) This provision is void if the Loan, at the time of the proposed submission to arbitration, are secured by real property located outside of Oregon or Washington or if the effect of the arbitration procedure (as opposed to any Claims of Borrower) would be to materially impair U. S. Bank's ability to realize on any Collateral pursuant to an arbitration ruling favorable to
U. S. Bank.

          (c) If arbitration occurs and each party's Claim is less than $100,000, one neutral arbitrator will decide all issues; if either party's Claim is more than $100,000, three neutral arbitrators will decide all issues. All arbitrators will be active Washington State Bar members in good standing. All arbitration hearings will be held in Seattle, Washington. In addition to all other powers, the arbitrator or arbitrators shall have the exclusive right to determine all issues of arbitrability and shall have the authority to issue subpoenas. Judgment on any arbitration award may be entered in any court with jurisdiction.

          (d) If either party institutes any judicial proceeding relating to the Loan, that action shall not be a waiver of the right to submit any Claim to arbitration; provided, that the party wishing to submit to arbitration any claim forming the subject matter of any such judicial proceeding must commence an arbitration in accordance with the provisions of this SECTION 9.12 within 60 days of service of the summons and complaint in said judicial proceeding. In addition, each has the right before, during, and after any arbitration to exercise any number of the following remedies, in any order or concurrently:
(i) setoff, (ii) self-help repossession, (iii) judicial or nonjudicial foreclosure against real or personal collateral, (iv) provisional remedies, including injunction, appointment of a receiver, attachment, claim and delivery, and replevin; provided, however, nothing in this provision shall be construed to restrict the ability to assert any mandatory counterclaim in any judicial proceeding commenced pursuant to this provision or as a waiver of any such counterclaim.

          (e) This arbitration clause cannot be modified or waived by either party except in writing, which writing must refer to this arbitration clause and be signed by Borrower and U. S. Bank.

          9.13 COUNTERPARTS. This Agreement and each of the Loan Documents may be executed in one or more counterparts, each of which shall constitute an original agreement, but all of which together shall constitute one and the same instrument.

          9.14 STATUTORY NOTICE. ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT, OR FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

          IN WITNESS WHEREOF, Borrower and U. S. Bank have caused this Agreement to be duly executed by the respective, duly authorized signatories as of the date first above written.

                              PACER/CATS/CCS

                              By:  Ticketmaster Cinema Group,
                                        Ltd., managing joint venture partner


                              By
                                  -------------------------------

                              Title
                                     ----------------------------


                              U. S. BANK OF WASHINGTON,
                                NATIONAL ASSOCIATION



                              By
                                  -------------------------------

                              Title
                                     ----------------------------